Exhibit 4.22

Execution Copy

Dated July 22, 2004

(1) DERASO HOLDINGS B.V.

(2) DEVAYNES HOLDINGS LIMITED

(3) UPSON ENTERPRISES LIMITED

(4) EMPORIKI VENTURE CAPITAL EMERGING MARKETS LIMITED

(5) SHAREHOLDERS OF DERASO HOLDINGS LIMITED LISTED IN SCHEDULE 4, PART C

(6) MOBIFON HOLDINGS B.V.

(7) TELESYSTEM INTERNATIONAL WIRELESS INC.

- and -

(8) INDIVIDUAL PURCHASERS AS DEFINED IN RECITAL (B)

SHARE TRANSFER AGREEMENT relating to the transfer of shares in MOBIFON S.A.

SHARE TRANSFER AGREEMENT

DATE: July 22, 2004 PARTIES:

  DERASO HOLDINGS LIMITED, a company organised and existing under the laws of The Netherlands and having its registered office at c/o Private Equity Services (Amsterdam) B.V., Koningslaan 14, 1075 AC, Amsterdam, The Netherlands (" Deraso");

  DEVAYNES HOLDINGS B.V., a company organised and existing under the laws of Cyprus and having its registered office at 2-4 Arch Makarios III Ave., Capital Center, 9th Floor, Nicosia 1505, Cyprus ("Devaynes");

  UPSON ENTERPRISES LIMITED, a company organised and existing under the laws of Cyprus and having its registered office at 2-4 Arch Makarios III Ave., Capital Center, 9th floor, Nicosia 1505, Cyprus ("Upson");

  EMPORIKI VENTURE CAPITAL EMERGING MARKETS LIMITED, a company organised and existing under the laws of Cyprus and having its registered office at 2-4 Arch Makarios III Ave., Capital Center, 9th floor, Nicosia 1505, Cyprus (" Emporiki");

  DIRECT AND INDIRECT SHAREHOLDERS OF DERASO HOLDINGS LIMITED LISTED IN SCHEDULE 4 Part C, a group of entities together, as of the date hereof, holding all outstanding shares of Deraso (collectively referred to herein as the "Deraso Shareholders"), directly in the case of Kurisa Holdings N.V. (" Kurisa"), indirectly through Kurisa in the case of ROMGSM Holdings Limited (" ROMGSM") and indirectly through ROMGSM and Kurisa in the case of the other Deraso Shareholders;

  MOBIFON HOLDINGS B.V., a company organised and existing under the laws of The Netherlands and having its registered office at World Trade Center, Strawinskylaan 707, 1077 XX Amsterdam, The Netherlands ("MobiFon Holdings");

  TELESYSTEM INTERNATIONAL WIRELESS INC., a company organised and existing under the laws of Canada and having its registered office at 1250 Rene-Levesque Street West, Montreal, Québec, Canada, H3B 4W8 ("TIW");

  BRUNO DUCHARME, an individual residing at 612 Belmont Avenue, Westmount, Quebec, Canada, H3Y 2V9 ("Ducharme");

  ANDRÉ GAUTHIER, an individual residing at 690, rue Smiley, Saint-Lambert, Quebec, Canada, J4P 1G4 ("Gauthier"); and

  MARGRIET ZWARTS, an individual residing at 3461, avenue Holton, Montreal, Quebec, Canada, H3Y 2G4 ("Zwarts").

RECITAL:

  Deraso, Devaynes, Upson and Emporiki (collectively referred to herein as the "Sellers") are the beneficial owners of an aggregate of 29,388,478 common shares with a nominal value of ROL 3,750 each (the "MobiFon Shares") in the share capital of MobiFon S.A., a joint stock company incorporated under the laws of Romania and having its headquarters at Str. Avrig 3, Sector 2, 74228, Bucharest, Romania (" MobiFon").

  The Sellers wish to transfer all of the MobiFon Shares to MobiFon Holdings, except for three (3) MobiFon Shares held by Deraso, of which one shall be transferred to Ducharme, one shall be transferred to Gauthier and one shall be transferred to Zwarts (collectively referred to herein as the "Individual Purchasers"), and TIW wishes to pay for the MobiFon Shares, on behalf of its subsidiary MobiFon Holdings and on behalf of the Individual Purchasers, in cash and in common shares of TIW's share capital, the whole subject to the ROFR Rights (as defined below) and upon the terms and conditions set forth below (the "MobiFon Share Transfer").

  The parties acknowledge that the proposed transfer of the MobiFon Shares under this Agreement is subject to rights of first refusal of the other shareholders of MobiFon under the Contract of Association (the "ROFR Rights").

IT IS AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement the following words and expressions have the following meanings:

Term

Definition

"Accounts"

TIW's audited accounts for the year ended 31 December 2003;

"Accounts Date"

31 December 2003;

"Affiliate"

in relation to a specified person, any person that, directly or indirectly, through one or more intermediaries, (a) owns or Controls the specified person, (b) is owned or Controlled by the specified person, or (c) is under common ownership or Control with the specified person, and in the case of a specified person that is an individual, will include such individual's natural children, current spouse and/or natural parents, including any trust established for the benefit of such individual's natural children, current spouse and/or natural parents, in each case, where "own" means ownership of more than 50 per cent of the voting interests or rights of the specified person;

"Agreement"

this Share Transfer Agreement;

"AMFQ"

Autorité des marchés financiers du Québec;

"Business Day"

shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks and financial markets are open in Romania, the Netherlands, London, England, Cyprus, and the Province of Québec, Canada, for the transaction of ordinary business;

"Cash Consideration"

as defined in Clause 2.2.1;

"Completion"

the completion of the MobiFon Share Transfer pursuant to Clause 4 of this Agreement, which shall take place on the Completion Date by the performance by the parties of their respective obligations under Clause 4;

"Completion Date"

as soon as practicable after the date (being a date not later than the Termination Date) on which the last of (a) the conditions referred to in Schedule 1, Part A have been fulfilled (or waived by the Sellers under Clause 3.3) and (b) the conditions referred to in Schedule 1, Part B have been fulfilled (or waived by the Purchasers under Clause 3.4) and in any event, no later than 10.00 am on the fifth Business Day after such date or such other time and date as the parties may agree, provided that, in any event, the Completion Date shall be no earlier than the earliest date permitted by the Contract of Association, unless all MobiFon shareholders have, to the satisfaction of all parties, unconditionally and irrevocably waived all of their rights pursuant to the right of first refusal procedure contained in the Contract of Association in relation to the MobiFon Share Transfer;

"Concurrent Secondary Offering"

as defined in Clause 8.6;

"Conditions"

the conditions precedent referred to in Clauses 3.1 and 3.2;

"Contract of Association"

the contract of association of MobiFon as amended from time to time;

"Control"

the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the general management and policies of a person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangements or otherwise and "Controlled" shall be construed accordingly;

"Encumbrance"

(a) a mortgage, charge, pledge, lien, hypothecation, assignment or deposit by way of security or other encumbrance of any kind whatsoever securing any obligation of any person, (b) any restriction, right of first refusal or pre-emption, third party right or interest, other encumbrance or type of preferential arrangement (including conditional sale, title transfer and retention arrangements) having a similar effect;

"Exchange Ratio"

as defined in Clause 2.2.2;

"Exit Deeds"

the Amended and Restated Exit Agreement dated May 3, 2001 by and among Telesystem International Wireless Corporation N.V., ClearWave N.V., ROMGSM and the investors named therein, and the Supplemental Agreement executed on November 11, 2000 by and among Telesystem International Wireless Corporation N.V., ClearWave N.V., Devaynes, Upson and Emporiki;

"GAAP"

generally accepted accounting principles;

"Governmental Authority"

the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing including, but not limited to, competition and licensing authorities in Romania or elsewhere;

"Indemnified Party"

as defined in Clause 7;

"Indemnifying Party"

as defined in Clause 7;

"Individual Purchasers"

as defined in Recital (B);

"Law"

in relation to any person, any law, statute, ordinance, treaty, rule or regulation, and any judgement, decision, award, order, decree, administrative guidance, licence, permit, authorisation, franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to, or binding upon, such person or any of its property or to which such person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein;

"Loan Agreements"

the loan facility agreements entered into between MobiFon and the Senior Lenders, all dated 27 August 2002, and the working capital facility agreements entered into between MobiFon and ABN AMRO Bank (Romania) S.A., dated 19 February 1999, and MobiFon and Citibank, dated 25 March 1999;

"Lock-Up Period"

as defined in Clause 8.5.1;

''Major Shareholders''

Telesystem Ltd., U.F. Investments (Barbados) Ltd., J.P. Morgan Partners (BHCA), L.P., EEIF Melville B.V., Caisse de dépôt et placement du Québec, and their respective Subsidiaries and Affiliates that own, directly or indirectly, shares of TIW;

"Management Accounts"

TIW's unaudited balance sheet as at March 31, 2004, together with its profit and loss account and cash flow statement for the three-month period ending March 31, 2004;

"Material Adverse Change"

with respect to a party, any event, circumstance, condition, fact, effect or other matter which has the effect of preventing in a material and adverse way such party from performing and complying with any of its obligations under this Agreement or making its Warranties hereunder;

"MobiFon"

as defined in Recital (A);

"MobiFon Dividend"

as defined in Clause 2.1;

"MobiFon Shares"

as defined in Recital (A);

"MobiFon Share Transfer"

as defined in Recital (B);

"NASD"

as defined in Clause 8.6.3;

"Nasdaq"

Nasdaq National Market or, in the event the TIW Shares are phased down to the Nasdaq SmallCap Market by reason of TIW not satisfying the Nasdaq National Market's minimum bid price continuing listing requirement, ''Nasdaq'' shall refer to the Nasdaq SmallCap Market;

"Other TIW Exchange"

as defined in Clause 8.6;

"Pre-Contractual Statement"

as defined in Clause 10.2.2;

"Prohibited Share Transaction"

as defined in Clause 8.5.1;

"Purchasers"

TIW and MobiFon Holdings;

"Québec Act"

as defined in Clause 3.5;

"Québec Regulation"

as defined in Clause 3.5;

"Recognized Exchange"

Nasdaq, New York Stock Exchange, American Stock Exchange or London Stock Exchange;

"Registration Expenses"

as defined in Clause 8.6.3;

"Registration Rights Agreement"

the Third Amended and Restated Registration Rights Agreement dated as of May 6, 2004 between TIW and the Major Shareholders;

"Rights Offering"

as defined in Clause 8.2.3;

"ROFR Rights"

as defined in Recital (C);

"ROL"

denotes the lawful currency from time to time of Romania;

"SEC"

United States Securities and Exchange Commission;

"Secondary Offering"

as defined in Clause 8.6;

"Securities Laws"

collectively, the Securities Acts of the Provinces of Québec and Ontario and the rules and regulations made thereunder, together with applicable published policy statements and orders of the securities commission or similar authority in each of the Provinces of Ontario and Québec; and the by-laws, rules and regulations of the TSX and Nasdaq; and the 1934 Act and the 1933 Act and the rules and regulations made thereunder, together with applicable published interpretations and releases of the SEC;

"Sellers"

as defined in Recital (A);

"Selling Expenses"

as defined in Clause 8.6.3;

"Senior Lenders"

European Bank for Reconstruction and Development, Nordic Investment Bank and Export Development Canada;

"Share Transfer Documents"

as defined in Clause 10.2.1;

"Statutes"

the statutes of MobiFon as amended from time to time;

"Subsidiary"

with respect to any specified person, (i) any corporation, association or other business entity of which (a) more than 50% of the voting power of the outstanding voting stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person or (b) such person and one or more other Subsidiaries of such person has the right to appoint or remove a majority of the members of its board of directors or, in the case of an entity having a two-level board, its supervisory board; and (ii) any partnership, (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof);

"Termination Date"

45 days or, if MobiFon Holdings and at least one other MobiFon Shareholder exercise their ROFR Rights, 65 days after the date hereof, or such later date as the parties may agree;

"Tag-Along Agreement"

the agreement dated June 30, 1998 by and between Telesystem International Wireless Corporation N.V. and ROMGSM;

"TIW Shares"

as defined in Clause 2.2.2;

"TIW Securities"

as defined in Clause 8.2.3;

"Transfer Notice"

as defined in Schedule 1, Part A;

"TSX"

Toronto Stock Exchange;

"USD"

denotes the lawful currency from time to time of the United States of America;

''Waiver''

the waiver and consent of the Major Shareholders regarding their rights under the Registration Rights Agreement sufficient to allow the Sellers to participate in future Concurrent Secondary Offerings as and to the extent set forth in Clause 8.6 hereof, in form and content substantially as set forth in Schedule 6 hereto;

"Warranties"

the warranties set out in Schedules 3 and 4;

"1933 Act"

as defined in Clause 8.3; and

''1934 Act''

as defined in Clause 8.3.

1.2

Any reference in this Agreement to:

1.2.1

a "day" shall mean a calendar day;

1.2.2

a "party" or "parties" shall, unless the context otherwise requires, be construed as a reference to a party or the parties (as the case may be) to this Agreement; and

1.2.3

a "person" shall be construed as a reference to any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, company, Governmental Authority or other entity of any kind, and shall include any successor(by merger or otherwise) of such entity.

1.3

Statutes

Any references in this Agreement to statutory provisions shall be construed as references to those provisions as modified, amended or re-enacted from time to time.

1.4

Headings

The Clause and Schedule headings are inserted for convenience of reference only and shall not affect the construction of this Agreement.

1.5

Clauses and Schedules

Unless the context otherwise requires, references to Recitals, Clauses and Schedules are references to recitals and clauses hereof and schedules hereto, and references to this Agreement include the Schedules.

1.6

Gender and Plurals

Any reference to the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa).

1.7

Time

Any reference to a time of day is a reference to London time.

1.8

References

The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.9

Currency

Unless otherwise specifically indicated, all dollar references in this Agreement are in USD.

1.10

Several Obligations

Except where expressly stated to the contrary, all obligations contained in this Agreement are several and not joint or joint and several.

2.

SHARE TRANSFER

2.1

Subject to the ROFR Rights and the provisions of Clauses 2.2, 2.3 and 8.7, on and with effect from Completion, each Seller hereby agrees to transfer to MobiFon Holdings (and in the case of three (3) MobiFon Shares held by Deraso, Deraso agrees to transfer one to each Individual Purchaser) the MobiFon Shares owned by them as set forth in Part C of Schedule 4, together with all rights and title attached thereto, except for the entitlement to receive their respective pro rata share of the dividend declared on March 26, 2004 on the MobiFon Shares (the "MobiFon Dividend") in the amount of approximately ROL 24,233.7259 per MobiFon Share (ROL 4,607,140,064,000 in the aggregate for all common shares of MobiFon outstanding as of March 26, 2004), which shall remain the property of the Sellers and be paid to them by MobiFon when distributed in accordance with the terms of the resolution adopted on March 26, 2004 by MobiFon's shareholders.

2.2

For the MobiFon Shares transferred by the Sellers to MobiFon Holdings and the Individual Purchasers, TIW shall, on behalf of MobiFon Holdings and the Individual Purchasers, pay to the Sellers:

2.2.1

with respect to 4,203,310 MobiFon Shares (or such lesser number in the event ROFR Rights are exercised), allocated among the Sellers as per Part C of Schedule 4, a cash consideration per MobiFon Share (the "Cash Consideration") equal to the Exchange Ratio (as defined below) multiplied by US$7.74, for a maximum aggregate cash consideration of US$36,632,855; and

2.2.2

with respect to 25,185,168 MobiFon Shares (or such lesser number in the event ROFR Rights are exercised), allocated among the Sellers as per Part C of Schedule 4, a consideration in kind in the form of common shares of TIW's share capital (such shares to be issued by TIW to the Sellers, the ''TIW Shares'') equal to 1.126 TIW Shares for every MobiFon Share (the "Exchange Ratio"), for a maximum aggregate number of 28,358,499 TIW Shares.

2.3

If ROFR Rights are exercised as a consequence of which less than 29,388,478 MobiFon Shares are sold to MobiFon Holdings and the Individual Purchasers, the allocation of the MobiFon Shares to be purchased for cash and for TIW Shares shall be proportional to the allocation of the MobiFon Shares currently existing between Clause 2.2.1 and Clause 2.2.2, and among the Sellers the allocation of the MobiFon Shares to be purchased shall be proportional to the allocation of the MobiFon Shares currently existing in Part C of Schedule 4.

3.

CONDITIONS PRECEDENT

3.1

The obligation of each Seller to transfer the MobiFon Shares to MobiFon Holdings and the Individual Purchasers under Clause 2 is conditional on the satisfaction of the Conditions set out in Schedule 1, Part A on or before the Termination Date and the issue by TIW on Completion of the TIW Shares and payment of the Cash Consideration to such Seller under Clause 2.

3.2

The obligation of TIW to issue the TIW Shares and pay the Cash Consideration to each Seller under Clause 2 (or, in respect of Deraso, to Kurisa or ROMGSM if Deraso and one of Marc van Campen or Tom Mitchell of Baker & McKenzie Amsterdam shall so instruct TIW in writing prior to Completion) is conditional on the satisfaction by such Seller of the Conditions set out in Schedule 1, Part B on or before the Termination Date and the delivery by such Seller on Completion of the MobiFon Shares to MobiFon Holdings and the Individual Purchasers under Clause 2.

3.3

The satisfaction of any Conditions set out in Schedule 1, Part A may be waived in respect of any Seller for the benefit of the Purchasers (with or without conditions) by such Seller sending written notice to that effect to the Purchasers and the other Sellers.  The waiver by a Seller shall not affect the obligations of the Purchasers towards the other Sellers or the obligation of the other Sellers to the Purchasers.

3.4

The satisfaction of any Conditions set out in Schedule 1, Part B may be waived for the benefit of any Sellers (with or without conditions) by the Purchasers by written notice to that effect to the Sellers.  The waiver by the Purchasers shall not affect the obligations of the other Sellers towards the Purchasers.

3.5

The parties shall use commercially reasonable efforts to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement, and in any event prior to the Termination Date.  For the avoidance of doubt, neither the Sellers nor the Purchasers shall have any obligation whatsoever to procure that the shareholders in MobiFon either waive or not exercise their ROFR Rights. In furtherance of the foregoing, if prior to Completion AMFQ shall have objected to the information filed by TIW under Section 12 of the Securities Act (Quebec) (the ''Québec Act'') and Section 115 of the regulation respecting securities (Quebec) (the ''Québec Regulation'') in connection with the issuance of the TIW Shares, TIW shall use commercially reasonable efforts to promptly file a prospectus to qualify the issuance of the TIW Shares with AMFQ and the Ontario Securities Commission and obtain a receipt therefor.

3.6

Should any party become aware of anything which will or may prevent any of the Conditions from being satisfied it shall forthwith disclose the same to the other parties.

4.

COMPLETION

4.1

With respect to the delivery of the TIW Shares by TIW to the Sellers (or, in respect of Deraso, to Kurisa or ROMGSM if Deraso and one of Marc van Campen or Tom Mitchell of Baker & McKenzie Amsterdam shall so instruct TIW in writing prior to Completion), Completion shall take place at the offices of TIW at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Québec, Canada and with respect to the other actions to be taken to complete the MobiFon Share Transfer, Completion shall take place at the offices of MobiFon at Str. Avrig 3, Sector 2, 74228, Bucharest, Romania on the Completion Date or at such other place as shall be mutually agreed between the parties when all (but not some only) of the events described in this Clause 4 shall occur.

4.2

At Completion, each Seller and Deraso Shareholder shall deliver to TIW, or MobiFon Holdings, as the case may be, those documents and take those actions as set out in Schedule 2, Part B and each Seller shall transfer the MobiFon Shares to MobiFon Holdings and the Individual Purchasers as per Clause 2.1, free from any Encumbrances other than those created under the Loan Agreements, the Contract of Association or the Statutes and, together with all rights now or hereafter attaching or accruing thereto, including all rights to any dividend or other distribution declared after the date of this Agreement, except for the right to receive the MobiFon Dividend from MobiFon, which shall remain the property of the Sellers and shall be paid to the Sellers by MobiFon upon distribution.

4.3

At Completion, the Purchasers and the Individual Purchasers shall deliver to each Seller those documents and take those actions as set out in Schedule 2, Part A and TIW shall pay the Cash Consideration by wire transfer in the amounts listed in Schedule 4 (in each case, to the account specified by the applicable Seller to TIW in writing prior to Completion) and shall issue the TIW Shares to each Seller as per Clause 2.2 (or, in respect of Deraso, to Kurisa or ROMGSM if Deraso and one of Marc van Campen or Tom Mitchell of Baker & McKenzie Amsterdam shall so instruct TIW in writing prior to Completion) as validly issued fully paid and non-assessable common shares of TIW, free from any Encumbrances, together with all rights now or hereafter attaching or accruing thereto, including all rights to any dividend or other distribution declared after the Completion Date.

5.

WARRANTIES

5.1

TIW makes the Warranties set out in Schedule 3, Part A to and for the benefit of the Sellers and the Deraso Shareholders as of the date hereof and as of the Completion Date.  TIW and MobiFon Holdings, jointly and severally, make the Warranties set out in Schedule 3, Part B, to and for the benefit of the Sellers and the Deraso Shareholders as of the date hereof and as of the Completion Date.  The Warranties made by TIW and MobiFon Holdings as of the Completion Date shall be made subject to any further disclosures to the Sellers and the Deraso Shareholders made by TIW or MobiFon Holdings in writing on or before Completion in a form and substance satisfactory to ROMGSM, acting reasonably.  For the avoidance of doubt, any such further disclosures made to the Sellers and the Deraso Shareholders which are not in a form and substance satisfactory to ROMGSM, acting reasonably, shall entitle any of the Sellers to elect not to proceed to Completion, provided that this will not affect Completion with respect to the other Sellers.  For the purposes of repeating the Warranties as of the Completion Date, an express or implied reference in a Warranty to the "date of this Agreement" is to be construed as a reference to the Completion Date.

5.2

Each Seller makes the Warranties set out in Schedule 4, Part A, in respect of itself only, to and for the benefit of the Purchasers as of the date hereof and as of the Completion Date.  Each Deraso Shareholder makes the Warranties set out in Schedule 4, Part B, in respect of itself only and also makes the Warranties set out in Schedule 4, Part A, in respect of Deraso only, to and for the benefit of the Purchasers as of the date hereof and as of the Completion Date.  The Warranties made by the Sellers and Deraso Shareholders as of the Completion Date shall be made subject to any further disclosures made to the Purchasers on or before Completion in a form and substance satisfactory to the Purchasers, acting reasonably.  For the avoidance of doubt, any such further disclosures made by a particular Seller or Deraso Shareholder to the Purchasers which are not in a form and substance satisfactory to the Purchasers, acting reasonably, shall entitle the Purchasers to elect not to proceed to Completion with respect to such particular Seller or with respect to Deraso, in the case of a further disclosure made by a Deraso Shareholder, provided that this will not affect Completion with respect to the other Sellers.  For the purposes of repeating the Warranties as of the Completion Date, an express or implied reference in a Warranty to the "date of this Agreement" is to be construed as a reference to the Completion Date.

5.3

The parties are aware and acknowledge that they have entered into this Agreement in reliance on the Warranties given by each relevant party to the other which have induced it to enter into this Agreement.

5.4

The rights and remedies of a party in respect of any breach of the Warranties by the other party shall not be affected by any information of which such non-breaching party has knowledge (however acquired and whether actual, imputed or constructive) relating to the other party or the transactions contemplated in this Agreement, and shall survive Completion and shall not in any respect be extinguished or affected in any way by Completion.

5.5

Each of the Warranties set out in each paragraph of Schedule 3 and Schedule 4 is separate and independent and unless otherwise expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

5.6

If in respect of, or in connection with, any breach of any of the Warranties any sum payable by way of compensation is subject to Taxes (which definition shall, for the purpose of this Clause 5.6 only, not include tax on net income), then a further amount shall be paid so as to secure that the net amount received is equal to the amount of compensation due to it in respect of such breach, less any sums recovered under insurance policies held by the party not in breach.

6.

TERMINATION

6.1

If, on or before the Completion Date, a Seller or Deraso Shareholder is in breach of a Warranty or another provision of this Agreement, the effect of which is to give rise to a Material Adverse Change in respect of such Seller or Deraso Shareholder, the Purchasers may by written notice to the other parties elect to proceed to

Completion or terminate this Agreement with respect to such Seller, or with respect to Deraso, in the case of a breach by a Deraso Shareholder, provided that this will not affect the Completion with respect to the other Sellers.

6.2

If, on or before the Completion Date, either Purchaser is in breach of a Warranty or another provision of this Agreement, the effect of which is to give rise to a Material Adverse Change in respect of such Purchaser, such Seller may by written notice to the other parties elect to proceed to Completion or terminate this Agreement with respect to itself, provided that this will not affect the Completion with respect to the other Sellers.

6.3

If Completion does not occur as to the MobiFon Share Transfer between the Purchasers and a particular Seller on or before the Termination Date this Agreement shall terminate with respect to the MobiFon Share Transfer between the Purchasers and such particular Seller.

6.4

If either the Purchasers or any Seller terminate this Agreement pursuant to Clauses 6.1 or 6.2 or this Agreement terminates automatically by virtue of Clause 6.3, each party's further rights and obligations hereunder shall cease immediately on termination, provided however, that (i) termination does not affect a party's accrued rights and obligations at the date of termination and (ii) Clauses 9 (Notices), 10.2 (Entire Agreement), and 11 (Governing Law and Dispute Resolution) shall survive beyond such termination.

6.5

Except as set out in this Clause 6, no party may terminate or rescind this Agreement, either before or after Completion.

7.

INDEMNIFICATION

7.1

Each of the (i) Purchasers jointly and severally as regards the Sellers and the Deraso Shareholders, (ii) Sellers and Deraso Shareholders severally as regards the Purchasers, and (iii) Deraso Shareholders jointly and severally as regards the Purchasers as to the covenants, warranties and representations of Deraso, covenant and agree, for a period of twelve (12) months following the Completion Date, to protect, indemnify and hold harmless the other parties from and against any and all losses, claims, damages, liabilities, costs or expense caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of such party in this Agreement.

7.2

In the event that any claim, action, suit or proceeding is brought or instituted against a party in the context of Clause 7.1, such party (an ''Indemnified Party'') shall promptly notify the person from whom indemnification is sought (the ''Indemnifying Party'') and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.  No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

7.3

The liability under this Agreement of each Seller and, in respect of its representations, warranties and covenants, each Deraso Shareholder shall not exceed the sum of (i) the cash consideration actually received by such Seller or Deraso Shareholder, as applicable, as a consequence of the MobiFon Share Transfer pursuant to Clause 2.2.1, plus (ii) 80% of the aggregate market price, as of Completion, of the TIW Shares actually received by such Seller or Deraso Shareholder, as applicable, as a consequence of the MobiFon Share Transfer pursuant to Clause 2.2.2.  The aggregate liability under this Agreement of each Deraso Shareholder in respect of its and Deraso's representations, warranties and covenants and otherwise shall not exceed the sum of (i) the cash consideration actually received by Deraso, Kurisa and ROMGSM, as the case may be, as a consequence of the MobiFon Share Transfer pursuant to Clause 2.2.1, plus (ii) 80% of the aggregate market price, as of Completion, of the TIW Shares actually received by Deraso, Kurisa and ROMGSM as a consequence of the MobiFon Share Transfer pursuant to Clause 2.2.2.

7.4

The aggregate liability of the Purchasers hereunder shall not exceed the sum of (i) the aggregate cash consideration paid to the Sellers pursuant to Clause 2.2.1, plus (ii) 80% of the aggregate market price, as of Completion, of the TIW Shares issued to the Sellers pursuant to Clause 2.2.2.

7.5

As used in Clause 7.3 and Clause 7.4, ''market price'' shall be determined by reference to the volume weighted average price of the shares of common stock in the share capital of TIW on Nasdaq or, if such shares are not traded on Nasdaq, on the Recognized Exchange on which such shares are traded, in each case, for the ten trading days immediately preceding (but not including) the Completion Date.

8.

COVENANTS

8.1

Pre-Completion Covenants

8.1.1

Between the date hereof and the Completion Date, each party hereto covenants and agrees that it shall promptly notify the other parties of the occurrence, or non-occurrence of any event, which would be likely to cause any Conditions to be satisfied by it not to be satisfied.

8.1.2

Each Seller hereby covenants and agrees that it will send the Transfer Notice to all MobiFon shareholders as soon as practicable after the date hereof and in any event, no later than the third Business Day thereafter.

8.2

Business of TIW

TIW covenants and agrees:

8.2.1

to, between the date hereof and Completion, use its best efforts to ensure that no dividends are declared or paid or common share repurchases commenced or carried out or any other distributions are declared or made by TIW;

8.2.2

to, between the date hereof and Completion, not amend its governing instruments;

8.2.3

to, between the date hereof and Completion, conduct its business in the ordinary and usual course and so as to maintain the same as a going concern and, in particular, TIW covenants and agrees not to issue, pursuant to a rights offering or similar transactions (a "Rights Offering") offered to any of its then existing shareholders, any common shares of TIW or securities convertible into common shares of TIW (the "TIW Securities") at a discount of more than 10% to the then market price of TIW's common shares on the TSX or Nasdaq, whichever is the lower, at the time the transaction is publicly announced, unless TIW has offered each Seller the right to acquire that number of TIW Securities needed by each Seller to maintain the same proportionate equity interest in TIW it will have after completion of the MobiFon Share Transfer, under the same terms and conditions as the Rights Offering.

8.3

Rule 144 Information Rights.

At any time when TIW is neither subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), nor exempt from the filing requirements of the 1934 Act pursuant to Rule 12g3-2(b) thereunder, TIW agrees to furnish holders and prospective purchasers of TIW Shares with the information required by Rule 144A(d)(4) under the United States Securities Act of 1933, as amended (the "1933 Act").

8.4

TIW Shares.

8.4.1

TIW hereby covenants and agrees that (i) it will use best efforts to make the required filing with Nasdaq with respect to the quotation of the TIW Shares, as soon as possible, and in any event within ten (10) days following Completion, and (ii) throughout the period ending on the eighteen-month anniversary of Completion, it will use commercially reasonable efforts to (a) maintain the listing of the class of shares of which the TIW Shares form a part on a Recognized Exchange, (b) ensure that the TIW Shares are listed or qualified and are freely tradable, subject to any restrictions on trading imposed by or provided for in this Agreement, on such Recognized Exchange, and (c) maintain its status as a reporting company under the 1934 Act.

8.4.2

Each Seller and Deraso Shareholder hereby covenants and agrees that:

(a)

if required by any applicable Securities Laws, it will assist TIW or MobiFon Holdings, as the case may be, in filing such reports, undertakings and other documents with respect to the transfer of the MobiFon Shares and the issue of the TIW Shares as may be required of TIW or MobiFon Holdings, as the case may be, by any relevant securities commission or other regulatory authority, it being understood that TIW will be solely responsible for all expenses associated with such filings;

(b)

it will comply with its obligations under applicable Securities Laws regarding disclosure of its acquisition, or in the future, as the case may be, disposition of TIW Shares and, if required, file such reports or other documents with any relevant securities commission or other regulatory authority and issue such press release disclosing such acquisition or disposition; and

(c)

it will not resell the TIW Shares in Canada or in the United States except in accordance with the Securities Laws.

8.5

Lock-up.

8.5.1

(a) Each Seller as regards the TIW Shares acquired by it, and (b) each Deraso Shareholder as regards the TIW Shares acquired by Deraso and subsequently distributed or otherwise transferred by Deraso, Kurisa or ROMGSM, as the case may be, to such Deraso Shareholder, in each case covenants and agrees that, unless TIW consents in writing, it will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares of TIW (including, without limitation, common shares of TIW that may be deemed to be beneficially owned by a Seller or a Deraso Shareholder in accordance with the Securities Laws and common shares of TIW that may be issued upon exercise of any option or warrant or securities convertible or exchangeable for common shares of TIW beneficially owned by a Seller or a Deraso Shareholder) or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common shares of TIW, whether any such transaction described in clause (1) or (2) above (a "Prohibited Share Transaction") is to be settled by delivery of common shares of TIW or other securities, in cash or otherwise, for a period (the ''Lock-Up Period'') of:

(a)

regarding 50% of the TIW Shares it acquires hereunder, twelve (12) months from the Completion Date;

(b)

regarding 16.7% of the TIW Shares it acquires hereunder, nine (9) months from the Completion Date;

(c)

regarding 16.7% of the TIW Shares it acquires hereunder, six (6) months from the Completion Date; and

(d)

regarding 16.6% of the TIW Shares it acquires hereunder, three (3) months from the Completion Date.

8.5.2

For the avoidance of doubt, Clause 8.5.1 shall not apply to the following transactions: (a) a sale, transfer, disposal or other transaction of a nature described in Clause 8.5.1 in respect of shares of TIW acquired by a Seller or a Deraso Shareholder other than the TIW Shares, provided such shares are not acquired in the context of a derivatives or monetization transaction regarding the TIW Shares acquired hereunder, (b) the transfer by Deraso, Kurisa or ROMGSM of any of the TIW Shares to any of ROMGSM, Kurisa or the Deraso Shareholders, (c) the transfer by Devaynes of any of the TIW Shares acquired by it under this Agreement to Baring Communications Equity (Emerging Europe) Ltd. and (d) the transfer by Upson of any of the TIW Shares acquired by it under this Agreement to Bancroft Romania, L.P., in each case after the relevant 40-day restricted period set forth in Clause 12 of Schedule 4, Part A.

8.5.3

If a Seller or a Deraso Shareholder breaches its covenants under Clause 8.5.1, the Lock-Up Period shall automatically be extended to twelve (12) months from the Completion Date for all the TIW Shares that such breaching party holds as a result of the consummation of the MobiFon Share Transfer hereunder and such breaching party shall no longer benefit from the rights set forth under Clause 8.6 hereof; provided, however, that this shall not prevent the non-breaching parties from seeking any other available remedy against this breach or shall not limit in any way the claim resulting from such breach, if any.

8.5.4

If TIW breaches its covenants set forth under Clause 8.6, in a way that is materially adverse to any of the Sellers or Deraso Shareholders, the covenants of such party set forth under Clause 8.5.1 shall cease to be in force; provided however that this shall not prevent the non-breaching parties from seeking any other available remedy against this breach or shall not limit in any way the claim resulting from such breach, if any.

8.5.5

Notwithstanding Clause 8.5.1 but subject to Clause 8.5.3, the TIW Shares acquired by the Sellers or Deraso Shareholders as a result of the consummation of the MobiFon Share Transfer may be sold pursuant to Clause 8.6, provided, however that such TIW Shares to be sold pursuant to Clause 8.6 will be taken in the following chronological order:  (i) first, from the TIW Shares no longer subject to the Lock-Up Period, (ii) next, from the next tranche to be released from the Lock-Up Period immediately after the Secondary Offering (as defined below), and (iii) thereafter, from the subsequent tranches to be released from the Lock-Up Period.

8.5.6

Upon the release of any TIW Shares from the Lock-up Period, TIW shall, upon the request of and without charge to any Seller or Deraso Shareholder, (i) instruct the transfer agent to replace any share certificate relating to such TIW Shares with a new share certificate, which new share certificate shall not evidence the transfer restrictions provided for in Clause 8.5.1, and (ii) provide such evidence as the transfer agent shall require that such TIW Shares are no longer subject to the Lock-Up Period and otherwise generally co-operate with the Sellers and the Deraso Shareholders in the issuance of new share certificates in connection with any permitted transfer by them of the TIW Shares.

8.6

Concurrent Registration Rights

Notwithstanding the terms of Clause 8.5.1, if at any time during the period of eighteen (18) months after the Completion Date, TIW shall determine to register under the 1933 Act or effect the qualification under Canadian Securities Laws (as defined in the

Registration Rights Agreement), or effect a registration or qualification under the applicable laws and listing rules with respect to any exchange on which TIW Shares are listed (the ''Other TIW Exchange''), or so registers or qualifies, any of its equity securities (or securities convertible or exchangeable into equity securities) in a secondary offering (the ''Secondary Offering''), (a) TIW shall give written notice thereof to each Seller and Deraso Shareholder as soon as practicable after TIW determines to register or qualify securities under a Secondary Offering and each such notice shall include a list of the jurisdictions in which TIW intends to attempt to qualify such securities or the distribution thereof, as applicable, under the 1933 Act, applicable blue sky or other state securities laws or Canadian Securities Laws (as defined in the Registration Rights Agreement) or the applicable laws and rules with respect to the Other TIW Exchange, as applicable, and (b) each Seller and Deraso Shareholder, as the case may be, shall be entitled to have TIW register or qualify, concurrently with the Secondary Offering, (the ''Concurrent Secondary Offering''), such number of TIW Shares they then hold that is proportional to the number of equity securities of TIW to be included by the Major Shareholders in the Secondary Offering, in light of the number of equity shares that each such Major Shareholder then holds, and that is specified in a written request or requests (which may specify all or any part of such TIW Shares, as the case may be) made by each Seller and Deraso Shareholder, as the case may be, within ten (10) days after the date written notice is delivered by TIW, subject to the right of TIW to delay, or not to proceed with, such Secondary Offering and Concurrent Secondary Offering pursuant to the terms of the Registration Rights Agreement, on the following terms and conditions:

8.6.1

The underwriter for the Secondary Offering and the Concurrent Secondary Offering shall be chosen by TIW or as may be otherwise provided for in the Registration Rights Agreement, and each Seller and Deraso Shareholder that intends to include its TIW Shares in such registration or qualification shall (together with TIW and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s). Notwithstanding any other provision of this Clause 8.6, if the managing underwriter(s) advise(s) the participating shareholders and TIW in writing that marketing factors require a limitation on the number of securities to be underwritten, then the number of securities to be included in such registrations or qualifications under the Secondary Offering and the Concurrent Secondary Offering shall be allotted pro rata among the participating shareholders benefiting from registration rights, including, without limitation, the Major Shareholders, the Sellers and the Deraso Shareholders, as the case may be, based upon the number of securities owned by such holders at the relevant time, provided however that in the case of the Sellers and Deraso Shareholders, the pro rata allocation shall only be based upon the number of TIW Shares owned by such holders at the relevant time.

8.6.2

If a Seller or Deraso Shareholder disapproves of the terms of the underwriting agreement, it may elect to withdraw its securities by written notice to TIW and the underwriter(s), such notice to be given a reasonable period of time prior to the finalization of the underwriting agreement. Any securities excluded or withdrawn from such underwriting agreement shall not be included in such registration or qualification.

8.6.3

TIW shall pay all Registration Expenses, as hereinafter defined, incurred by TIW, the Sellers and the Deraso Shareholders, as the case may be, in connection with complying with their obligations pursuant to this Agreement, provided, that such expenses shall not include Selling Expenses, as hereinafter defined.  Selling Expenses shall be borne by the Sellers and Deraso Shareholders, as the case may be, pro rata on the basis of the number of the securities so registered and sold by all participants. For the purposes of this Clause, (i) "Registration Expenses" shall mean all expenses incident to TIW's, the Sellers' and the Deraso Shareholders' performance of or compliance with their obligations under this Agreement, including, without limitation, all SEC, National Association of Securities Dealers ("NASD") and stock exchange, Nasdaq, TSX, Canadian Securities Commission or other applicable Canadian securities regulatory authority registration, listing and filing fees and expenses, fees and expenses of compliance with applicable state securities or "blue sky" laws or other Securities Laws (including, without limitation, all fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of common shares), printing expenses, escrow fees, messenger and delivery expenses, fees and disbursements of counsel for TIW and all independent certified public accountants or chartered accountants (including where applicable the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the disbursements of underwriters customarily paid in connection with secondary registered public sales of securities (including the fees and expenses of any "qualified independent underwriter" required by the NASD), fees of one U.S. and one Canadian counsel, as required, for all the Sellers and Deraso Shareholders participating in the Secondary Offering (which fees shall not exceed US$ 20,000 in the aggregate per registration), fees and expenses of any special experts retained by TIW in connection with such registration, and fees and expenses of other persons retained by TIW (but not including any Selling Expenses) and (ii) "Selling Expenses" shall mean all underwriting discounts and fees and selling commissions and stock transfer taxes, if any, attributable to the sale of securities shares by the selling shareholders.

8.6.4

None of the Sellers or the Deraso Shareholders shall be required to make any representations or warranties in connection with any registration or qualification other than representations and warranties as to (i) its ownership of its TIW Shares to be sold or transferred free and clear of all liens, claims and encumbrances, (ii) its power and authority to effect such transfer and (iii) such matters pertaining to compliance with Securities Laws as may be reasonably requested.  Each Seller and each Deraso Shareholder shall be obligated to provide an indemnity pursuant to any underwriting arrangements only with respect to information provided by it, any indemnity under any underwriting arrangements shall be several, not joint and several, among the Sellers and Deraso Shareholders selling TIW Shares and the liability of each such Seller and Deraso Shareholder will be in proportion to, and such liability will be limited to, the net amount received by each such Seller and Deraso Shareholder from the sale of its TIW Shares pursuant to such registration or qualification; provided, however, that TIW shall not be obligated to provide to the underwriters any indemnification regarding matters described in (i) through (iii) above.

8.6.5

If any shareholder of TIW benefiting from registration rights shall determine not to participate in a Secondary Offering or Concurrent Secondary Offering, other participating shareholders to the Secondary Offering and Concurrent Secondary Offering shall have the right to include in such Secondary Offering and Concurrent Secondary Offering additional securities in an amount up to their respective pro rata share of the securities so withdrawn.

8.6.6

The rights under this Clause 8.6 may be exercised, with respect to an unlimited number of registrations or qualifications, whether such registration or qualification is done under blue sky laws or other compliance, or Canadian Securities Laws or other compliance, provided however that such rights are exercised (i) within the period prescribed in Clause 8.6 and (ii) concurrently with, and pursuant to the same terms and conditions (other than specified differences provided in this Agreement) as, a Secondary Offering.  Notwithstanding anything contained herein to the contrary, the TIW Shares permitted to be included and so included in any Concurrent Secondary Offering shall be covered by the applicable agreement with the underwriters with respect to the Secondary Offering by the Major Shareholders on the same terms as the purchase, underwriting or other arrangement with the Major Shareholders in such agreement except as provided herein and customary for transactions of the kind contemplated.

8.6.7

In the event that any Seller shall waive the Condition set forth in Schedule 1, Part A, paragraph 6, the rights of such Seller under this Clause 8.6 shall not apply to the extent that such rights shall conflict with the rights of the Major Shareholders under the Registration Rights Agreement.

8.7

ROFR Exercise.

8.7.1

In the event that (a) the ROFR Rights are exercised by any shareholder of MobiFon or (b) all shareholders, other than MobiFon Holdings, have not waived their ROFR Rights on the last Business Day prior to the expiration of such ROFR Rights: (i) MobiFon Holdings hereby covenants and agrees to exercise its ROFR Rights, conditional on the exercise of ROFR Rights by any other MobiFon shareholders, and purchase the maximum number of MobiFon Shares it is allowed to purchase thereunder; (ii) TIW and MobiFon Holdings hereby covenant and agree that the consideration for each such MobiFon Share shall be fully and completely satisfied by either the payment of the Cash Consideration or the issuance of TIW Shares based on the Exchange Ratio, such type of consideration to be allocated among all MobiFon Shares to be purchased in the same proportion as the allocation of the shares currently existing between Clause 2.2.1 and Clause 2.2.2 and allocated among the Sellers in the same proportion as the allocation of the shares currently existing in Part C of Schedule 4.  Each Seller covenants and agrees to transfer the relevant number of MobiFon Shares to MobiFon Holdings and accept in payment the consideration described in (ii) above; provided however that all terms and conditions of this Agreement apply mutatis mutandis to the transactions resulting from the exercise of ROFR Rights by MobiFon Holdings.

8.7.2

Consideration for the transfer of MobiFon Shares to MobiFon Holdings upon exercise of its ROFR Rights shall be as described in 8.7.1(ii), regardless of whether the ''Fair Market Value'' of the MobiFon Shares is determined pursuant to the Contract of Association with respect to those MobiFon Shares purchased in consideration for TIW Shares and regardless of whether such Fair Market Value is higher or lower than the cash equivalent of the consideration in kind described in 8.7.1(ii) above. The parties understand and acknowledge that shareholders of MobiFon other than MobiFon Holdings who exercise their ROFR Rights will be entitled under the Contract of Association to purchase (i) their pro rata number of MobiFon Shares subject to Clause 2.2.1 for the Cash Consideration and (ii) their pro rata number of MobiFon Shares subject to Clause 2.2.2 for either TIW Shares based on the Exchange Ratio or, if it is impracticable for such shareholder to deliver TIW Shares, for a cash consideration equal to the ''Fair Market Value'' of such MobiFon Shares as determined under the Contract of Association.

8.8

Dissolution of Deraso,  ROMGSM and Kurisa

The Deraso Shareholders covenant and agree to give written notice to the Purchasers prior to dissolving Deraso, ROMGSM and/or Kurisa, which notice shall include relevant details regarding transfer of ownership of the TIW Shares acquired by Deraso under this Agreement to the Deraso Shareholders.

8.9

MobiFon Dividend

8.9.1

If, by 31 March 2005, the Sellers have not received payment in full of the balance of their respective shares of the MobiFon Dividend, TIW shall cause MobiFon, in its next distribution(s) of dividends, to pay to the Sellers, in preference to TIW's rights to receive its share of such distribution(s) of dividends (the ''Dividend Preference''), an amount equal to the MobiFon Dividend to which the Sellers were entitled but which remains unpaid as of that date (the ''Dividend Shortfall''); and

8.9.2

Upon TIW ceasing to indirectly own and control shares representing more than 50% of the equity and voting rights of MobiFon (whether before or after 31 March 2005), TIW shall cause MobiFon to pay to the Sellers the Dividend Shortfall in preference to any future distributions to the person or entity that acquires TIW's indirect interest in MobiFon.

9.

NOTICES

9.1

Any notice, communication or other document required to be given or served under this Agreement ("Notice") shall be in writing in English duly signed by or on behalf of the party giving it and may be delivered to any party by sending it by commercial courier or by facsimile to such party (with a copy by e-mail at the sole discretion of the party giving the Notice and provided that a failure to send a copy by e-mail shall not otherwise invalidate such Notice) at its address set forth below (or at its new address, as notified to each of the other parties in writing in accordance with this Clause):

9.1.1

in the case of Deraso, to:

Koningslaan 14

1075 AC Amsterdam

The Netherlands

Fax: +31 20 6730342

Attn: Igor van Vlodrop

With a copy to:

Weil, Gotshal & Manges

One South Place

London  EC2M 2WG

United Kingdom

Fax: +44 20 7903 0990

Attn:  Kenneth E. Schiff

9.1.2

in the case of Devaynes, to:

c/o Antis Triantafyllides & Sons

Capital Center

P.O. Box 21255

1505 Nicosia

Cyprus

Fax: +357 22 670 670

Attn:  Spyros Hadjinicolau

with a copy to:

Baring Communications Equity (Emerging Europe) Ltd.

Guernsey International Fund Managers

Trafalgar Court

Les Banques

St. Peter Port

GY1 3QL  Guernsey

Channel Islands

Fax: +44 1481 745 074

Attn:  Martin Scott

9.1.3

in the case of Upson, to:

2-4 Arch Makarios III Ave.

Capital Center, 9th floor

Nicosia 1505

Cyprus

Fax:

Attn:

With a copy to:

Weil, Gotshal & Manges

One South Place

London  EC2M 2WG

United Kingdom

Fax: +44 20 7903 0990

Attn:  Kenneth E. Schiff

9.1.4

in the case of Emporiki, to:

2-4 Arch. Makarios III Ave.

Nicosia 1505

Cyprus

Fax:

+35 722 670670

Attn:

Mr. Stelios Triantafyllides

with a copy to:

Emporiki Venture Capital S.A.

58 Kifisias Ave.

Marousi 15125

Athens

Greece

Fax: +3021 061 99 271

Attn:  Symeon Sikiaridis

9.1.5

in the case of Deraso Shareholders, to:

Koningslaan 14

1075 AC Amsterdam

The Netherlands

Fax: +31 20 6730342

Attn: Igor van Vlodrop

with a copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

England

Attn: Kenneth E. Schiff

9.1.6

in the case of TIW, to:

Telesystem International Wireless Inc.

1250 René Lévesque Street West, 38th Floor

Montreal, Québec

Canada H3B 4W5

Fax:

+1 514 673 8314

Attn:

General Counsel

9.1.7

in the case of MobiFon Holdings, to:

c/o Telesystem International Wireless Inc.

1250 René Lévesque Street West, 38th Floor

Montreal, Québec

Canada H3B 4W5

Fax:

+1 514 673 8314

Attn:

General Counsel

9.2

Any Notice given by commercial courier shall be deemed to have been delivered on the second Business Day following the date it is dispatched and any Notice given by facsimile shall be deemed to have been delivered on the date that the facsimile is dispatched and confirmation of receipt (electronic or otherwise) is received and provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

9.3

Any Notice given by a Seller to TIW will be deemed to be given to both Purchasers and any Notice given to a Seller by TIW will be deemed to be given by both Purchasers.

10.

GENERAL PROVISIONS

10.1

Successors and Assigns

No party shall be entitled to assign any of its rights and obligations under this Agreement without the prior written consent of each of the other parties, provided, however, that any party may, by written notice to all parties, assign any of its rights and obligations under this Agreement to one or more of its Affiliates and Deraso, or any successor company pursuant to a merger of Deraso with another company, may by written notice to TIW assign its rights and obligations to ROMGSM or Kurisa.  This Agreement shall be binding upon the parties and their respective successors (whether as the result of a merger or otherwise) and permitted assigns and no assignment by a party of its rights and obligations under this Agreement to a permitted assignee shall relieve the assigning party of its obligations under this Agreement.

10.2

Entire Agreement

10.2.1

This Agreement and the documents which are required by its terms to be entered into by the parties or any of them or which are referred to in this Agreement (together the "Share Transfer Documents"), together with the letter agreement dated February 2, 2004 that pertains to the treatment of confidential information, constitute the entire agreement and understanding of the parties in connection with the exchange of the shares and other matters described in them and supersede any previous agreement between the parties relating to the subject matter of this Agreement, including, without limitation, the Term Sheet dated May 31, 2004.

10.2.2

Each party acknowledges and agrees that it has not entered into the Share Transfer Documents or any of them in reliance on any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied, and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with the transactions described in the Share Transfer Documents (a "Pre-Contractual Statement"), which is not expressly set out in the Share Transfer Documents (or any of them). Each party irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation to a Pre-Contractual Statement; provided always that this Clause 10.2 shall not exclude or limit any liability or any right which any party may have in respect of a Pre-Contractual Statement made or given fraudulently or dishonestly in circumstances where there has been wilful concealment.

10.3

Waiver

No delay or failure by any party to this Agreement to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.  No waiver by a party of any breach by any other party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

10.4

Time of Essence

Time is of the essence of this Agreement in respect of any date or period mentioned in this Agreement and any date or period substituted by written agreement between the parties or otherwise.

10.5

Partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties (or any of them) nor constitute any party the agent of any other party (unless otherwise expressly provided) or otherwise entitle any party to have authority to bind any other party for any purpose.

10.6

Disclosure

The parties acknowledge that a letter agreement dated February 2, 2004 was signed, pertaining to the treatment of confidential information, which provisions shall form an integral part hereof.  The parties further acknowledge that (i) the terms and conditions of this Agreement are strictly confidential and agree to hold such terms and conditions in strict confidence and not to disclose them to any person, except as may be otherwise permitted by this Agreement or required by law (including without limitation any order of a court of competent jurisdiction) or by the rules of any recognized stock exchange, or governmental or other regulatory body, other than their respective shareholders, general and limited partners, employees and representatives, it being understood that the disclosing party shall have the obligation to inform any person to whom the terms and conditions of this Agreement are disclosed of the confidential nature thereof; and (ii) no party shall make any announcement with regard to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

10.7

Further Assurances

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

10.8

Invalidity of Provision

The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.  The parties shall endeavour in good faith negotiations to modify any invalid, illegal or unenforceable provision of this Agreement to the extent necessary to make such provision valid, legal and enforceable.  Each of the parties hereto agrees that it shall not allege the invalidity, illegality or unenforceability of this Agreement, or any one or more of the provisions contained herein.

10.9

Counterparts

This Agreement may be executed in any number of counterparts or facsimile duplicates each of which shall be an original but such counterparts or facsimile duplicates shall together constitute one and the same agreement.

10.10

Costs

Subject to Clause 8.6.3, the Sellers and the Purchasers shall each be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and the finalization of the transactions contemplated hereby, provided however that the Purchasers shall be responsible for (i) all expenses relating to the fulfilment of the conditions provided in Schedule 1, Part A, paragraphs 2 and 3 and (ii) the expenses (including reasonable fees and expenses of legal advisers, accountants and other professional advisers) incurred by the Sellers directly related to the negotiation and the finalization of the transactions contemplated hereby up to, but not in excess of 𧴜,000 for all Sellers in aggregate.  Notwithstanding the foregoing, in the event that this Agreement is not completed as a result of a Seller's failure to complete the transactions contemplated hereby in breach of this Agreement, then the Purchasers shall not be obligated to pay any expenses of such Seller as provided in sub-Clause (ii) hereof.

11.

GOVERNING LAW AND DISPUTE RESOLUTION

11.1

Governing Law

This Agreement shall be governed by, and construed in all respects in accordance with, the laws of the State of New York, in the United States of America, without regard to whether the choice of law rules under New York law would result in the application of the law of another jurisdiction.

11.2

Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the ''ICC Rules''), which rules are deemed to be incorporated by reference into this Clause.

11.2.1

The number of arbitrators shall be 3 (three), one of whom shall be appointed by the Sellers, one of whom shall be appointed by the Purchasers and the third shall be appointed by the two arbitrators so chosen in accordance with the ICC Rules.

11.2.2

The seat, or legal place, of arbitration shall be London.

11.2.3

The language to be used in the arbitral proceedings shall be English.

11.2.4

Notwithstanding the above, any interim or conservatory measures requested by a party arising out of or relating to this Agreement may, at the option of such party, be enforced through the emergency procedures of the International Chamber of Commerce or in any courts having jurisdiction. The parties agree that service of any process relating to any such judicial proceeding sent to the representatives of the parties designated in Clause 9 in accordance with such Clause shall constitute valid service of process for purposes of this Clause 11.2.4.

11.2.5

Each of the parties represents and warrants to the other parties that this Agreement and their obligations hereunder are commercial obligations, and confirm that they are not entitled to claim immunity from legal proceedings in an action brought for the enforcement of this Agreement.

IN WITNESS WHEREOF, the parties hereto, being duly authorised, intending to be legally bound, have caused this Agreement to be duly executed and delivered as a deed on the date first above written.

TELESYSTEM INTERNATIONAL WIRELESS INC.

By:
Name:
Title:

MOBIFON HOLDINGS B.V.

By:
Name:
Title:

BRUNO DUCHARME

ANDRÉ GAUTHIER

MARGRIET ZWARTS

DERASO HOLDINGS B.V.

By:
Name:
Title:

DEVAYNES HOLDINGS LIMITED

By:

Name:
Title:

UPSON ENTERPRISES LIMITED

By:
Name:
Title:

EMPORIKI VENTURE CAPITAL EMERGING MARKETS LIMITED

By:
Name:
Title:

ADVENT CENTRAL AND EASTERN EUROPE II LIMITED PARTNERSHIP
ADVENT CENTRAL AND EASTERN EUROPE II-A LIMITED PARTNERSHIP
ADVENT PGGM GLOBAL LIMITED PARTNERSHIP
ADVENT CENTRAL AND EASTERN EUROPE II-L LIMITED PARTNERSHIP
ADVENT CENTRAL AND EASTERN EUROPE II-B LIMITED PARTNERSHIP

By: Advent International Limited Partnership, Limited Partner

	By:	Advent International Corporation, General Partner

By:

ADVENT PARTNERS LIMITED PARTNERSHIP

By:	Advent International Corporation, General Partner

By:

GE CAPITAL EQUITY INVESTMENTS LIMITED

By:

LIMPART HOLDINGS LTD.

By:	Abubaker Khouri, Director

BANCROFT ROMANIA, L.P

By:	Bancroft PHC, LLC, General Partner

	By:	Bancroft PHC, Corp., Manager

By:

J.P. MORGAN PARTNERS (BHCA), L.P.

By:

BARING COMMUNICATIONS EQUITY LIMITED

By:

BARING COMMUNICATIONS EQUITY (EMERGING EUROPE) LTD.

By:

APAX UK V1-A, LP

By:	Apax Partners Ltd., its General Partner

By:

APAX UK VI-B, LP

By:	Apax Partners Ltd., its Manager

By:

APAX UK VI-C, LP

By:	Apax Partners Ltd., its General Partner

By:

APAX UK VI-D, LP

By:	Apax Partners Ltd., its Manager

By:

APAX UK VI-E, LP

By:	Apax Partners, Ltd., its Manager

By:

APAX PP NOMINEES LIMITED A/C UK VI

By:

ROMGSM HOLDINGS LIMITED

By:

KURISA HOLDINGS N.V.

By:

SCHEDULE 1

Conditions Precedent

Part A

Conditions in favour of the Sellers

1.

There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any prohibition imposed under any Law which would prevent the transfer of the MobiFon Shares, the issue or trading of the TIW Shares, or material compliance by the parties of their obligations under this Agreement.

2.

TIW has obtained conditional listing approval and acceptance of the notice of issuance from the TSX and similar approvals from Nasdaq, to the extent required, for the issuance of the TIW Shares under the MobiFon Share Transfer on terms acceptable to the Sellers, acting reasonably.

3.

AMFQ has not objected to the information filed by TIW under Section 12 of the Québec Act and Section 115 of the Québec Regulation in connection with the issuance of the TIW Shares or, if the AMFQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW Shares, then TIW shall have filed such prospectus with the AMFQ and the Ontario Securities Commission and obtained a receipt therefor;

4.

All consents, approvals and authorisations required for Completion under the Loan Agreements, any other financing agreements TIW or any of its Subsidiaries is party to or under the Contract of Association or the Statutes have been obtained.

5.

Notice of this Agreement and the transfer of the MobiFon Shares contemplated herein shall have been duly given in accordance with the provisions of the Contract of Association (the "Transfer Notice") and either (i) 30 days have passed since the last MobiFon shareholder received the Transfer Notice, and no shareholder has exercised its ROFR Rights; (ii) MobiFon Holdings and at least one other MobiFon shareholder have exercised their ROFR Rights and 60 days have passed since the last MobiFon shareholder received the Transfer Notice (notwithstanding that the procedure for determining Fair Market Value (as defined in the Contract of Association) is still underway); or (iii) all shareholders shall have unconditionally and irrevocably waived, in a manner satisfactory to the Sellers, all of their ROFR Rights in relation to the transfers of the MobiFon Shares contemplated by this Agreement.

6.

TIW has obtained from the Major Shareholders the Waiver.

Part B

Conditions in favour of the Purchasers

1.

There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Law which would prevent the transfer of the MobiFon Shares, the issue of the TIW Shares, or material compliance by the parties with their respective obligations under this Agreement.

2.

TIW has obtained conditional listing approval and acceptance of the notice of issuance from the TSX and similar approvals from Nasdaq, to the extent required, for the issuance of the TIW Shares under the MobiFon Share Transfer.

3.

The AMFQ has not objected to the information filed by TIW under Section 12 of the Québec Act and Section 115 of the Québec Regulation in connection with the issuance of the TIW Shares or, if the AMFQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW Shares, TIW will have filed such prospectus with the AMFQ on or before the Completion Date.

4.

The Transfer Notice shall have been duly given in accordance with the provisions of the Contract of Association and either (i) 30 days have passed since the last MobiFon shareholder received the Transfer Notice, and no shareholder has exercised its ROFR Rights; (ii) MobiFon Holdings and at least one other MobiFon shareholder have exercised their ROFR Rights and 60 days have passed since the last MobiFon shareholder received the Transfer Notice (notwithstanding that the procedure for determining Fair Market Value (as defined in the Contract of Association) is still underway); or (iii) all shareholders shall have unconditionally and irrevocably waived, in a manner satisfactory to TIW and MobiFon Holdings, all of their ROFR Rights in relation to the transfers of the MobiFon Shares contemplated by this Agreement.

5.

All consents, approvals and authorisations required for Completion under the Loan Agreements, any other financing agreements TIW or its Subsidiaries is party to or under the Contract of Association or the Statutes have been obtained.

SCHEDULE 2

Documents to be executed and/or delivered at Completion

Part A

Documents to be executed and/or delivered by TIW:

1.

Deliver to the Sellers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on TIW's behalf, a copy of or extract from the minutes of a duly held meeting of the board of directors authorising the execution of this Agreement and conferring the authority to the signatory to sign on TIW's behalf, certified to be a true copy by the secretary of TIW.

2.

Deliver to the Sellers:

2.1

a certificate of an officer of TIW in the agreed form confirming (i) the accuracy of the Warranties in Schedule 3 Part A and B as at Completion and (ii) there has not occurred any Material Adverse Change since the date of this Agreement; and

2.2

legal opinions issued by Fasken Martineau DuMoulin and Pillsbury Winthrop and addressed to the Sellers and the Deraso Shareholders in relation to TIW, the free tradeability of the TIW Shares on the TSX, that the TIW Shares are not ''restricted securities'' as defined under Rule 144 of the 1933 Act, and certain other Securities Laws matters in form and substance satisfactory to the Sellers, acting reasonably.

3.

Deliver to the Sellers (or, in respect of Deraso, to Kurisa or ROMGSM if Deraso and one of Marc van Campen or Tom Mitchell of Baker & McKenzie Amsterdam shall so instruct TIW in writing prior to Completion) the share certificates in relation to the TIW Shares which certificates evidence the transfer restrictions provided for under Clause 8.5.

4.

Execute, or have the relevant TIW Subsidiary execute, and deliver to the relevant Sellers termination agreements for the Exit Deeds and the Tag-Along Agreement, together with releases from the relevant Sellers' obligations thereunder, which termination agreements and releases shall become effective upon and subject to Completion.

5.

Deliver to the Sellers and the Deraso Shareholders a copy of the duly executed Waiver.

Documents to be executed and/or delivered by MobiFon Holdings:

1.

Deliver to the Sellers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on MobiFon Holdings's behalf, a copy of or extract from the minutes of a duly held meeting of the directors or governing body of MobiFon Holdings authorising the execution of the Agreement and conferring the authority to the signatory to sign on MobiFon Holdings's behalf, certified to be a true copy by the secretary or a director of MobiFon Holdings.

2.

Deliver to the Sellers:

2.1

a certificate of an officer of MobiFon Holdings in the agreed form confirming (i) the accuracy of the Warranties in Schedule 3, Part B as at Completion and (ii) there has not occurred any Material Adverse Change since the date of this Agreement; and

2.2

legal opinions issued by Stibbe and addressed to the Sellers and the Deraso Shareholders in relation to MobiFon Holdings in form and substance satisfactory to the Sellers acting reasonably.

3.

Deliver to MobiFon:

3.1

a notarised and apostilled power of attorney in favour of the person executing any other document referred to in this schedule, translated into Romanian by a certified translator whose signature is authenticated by a Romanian notary; and

3.2

an extract or copy of minutes of MobiFon Holdings' board (or other governing body) which evidence the intent of MobiFon Holdings to purchase the MobiFon Shares.

4.

Sign the MobiFon shareholders registry and endorse the share certificates to evidence the transfer of ownership of the MobiFon Shares to MobiFon Holdings.

5.

Deliver the signed share certificates for the MobiFon Shares to the representative of the Senior Lenders.

Documents to be executed and/or delivered by each of the Individual Purchasers

1.

Deliver to the Sellers:

1.1

confirmation of Vodafone Europe B.V. and MobiFon Holdings B.V. that the MobiFon Share Transfer in respect of each of the Individual Purchasers is permitted in accordance with the provisions of Art. 4.1.4. in the MobiFon Contract of Association.

2.

Deliver to MobiFon:

2.1

a notarised and apostilled power of attorney in favour of the person executing any other document referred to in this schedule, translated into Romanian by a certified translator whose signature is authenticated by a Romanian notary; and

2.2

copies of the passports for each of the Individual Purchasers certified by a notary in their country of origin.

3.

Sign the MobiFon shareholders registry and endorse the share certificates to evidence the transfer of ownership of the MobiFon Shares to each of the Individual Purchasers.

4.

Deliver the signed share certificates for the MobiFon Shares to the representative of the Senior Lenders.

Part B

Documents to be executed and/or delivered by each Seller:

1.

Deliver to the Purchasers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on the Seller's behalf:

1.1

a copy of or extract from the minutes of a duly held meeting of the directors or governing body of the Seller authorising the execution of this Agreement, certified to be a true copy by the secretary or a director of the Seller; and

1.2

a power of attorney conferring the authority to sign on the Seller's behalf.

2.

Deliver to MobiFon:

2.1

an extract or copy of minutes of the Seller's board (or other governing body) decision confirming its intent to transfer the MobiFon Shares set forth in Schedule 4, Part B;

2.2

a notarised and apostilled power of attorney in favour of the person executing any other document referred to in this schedule; and

2.3

resignations, effective upon and subject to Completion, of Deraso's representatives on the board of directors of MobiFon,

in each case translated into Romanian by a certified translator whose signature is authenticated by a Romanian notary.

3.

Sign the MobiFon shareholders registry and endorse the share certificates to evidence the transfer of ownership of the MobiFon Shares to MobiFon Holdings.

4.

Deliver to the Purchasers:

4.1

a statement signed by an authorised representative of the Seller confirming that the Seller has complied with all applicable ROFR procedures;

4.2

written confirmation that the Seller is not aware of (i) any matter or thing which is a breach of any of such Seller's Warranties set out in Schedule 4 and (ii) any Material Adverse Change in respect of such Seller; and

4.3

a legal opinion or opinions issued by counsel acceptable to TIW acting reasonably and addressed to the Purchasers in relation to the Seller in form and substance satisfactory to TIW acting reasonably.

5.

Execute and deliver to the Purchasers a termination agreement for the Exit Deed to which it is a party or to which it is bound and the Tag-Along Agreement, in the case of Deraso, together with releases from the Purchasers' or the Purchasers' Subsidiaries' obligations thereunder, which termination agreements and releases shall become effective upon and subject to Completion.

Documents to be executed and/or delivered by each Deraso Shareholder:

1.

Deliver to the Purchasers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on the Deraso Shareholder's behalf:

1.1

a copy of or extract from the minutes of a duly held meeting of the directors or governing body of the Deraso Shareholder authorising the execution of this Agreement, certified to be a true copy by secretary or a director of the Deraso Shareholder; and

1.2

a power of attorney conferring the authority to sign on the Deraso Shareholder's behalf.

2.

Deliver to the Purchasers:

2.1

written confirmation that the Deraso Shareholder is not aware of (i) any matter or thing which is a breach of any of such Deraso Shareholder's Warranties set out in Schedule 4, Part B and (ii) any Material Adverse Change in respect of such Deraso Shareholder; and

2.2

a legal opinion or opinions issued by counsel acceptable to TIW acting reasonably and addressed to the Purchasers in relation to the Deraso Shareholder in the form and substance satisfactory to TIW acting reasonably.

SCHEDULE 3

1Warranties of TIW and MobiFon Holdings

Part A

Warranties of TIW

1.

The details set out in Schedule 5 are correct and accurate and are not misleading in any material respect.

2.

TIW is a corporation duly incorporated and validly existing under the Laws of Canada, has been in continuous and unbroken existence since the date of its incorporation and is a reporting issuer in good standing in the Provinces of Ontario and Québec and is in compliance in all material respects with the securities law requirements in every jurisdiction in which its securities are listed for trading and in Quebec, and is not on the list of defaulting reporting issuers maintained under the Ontario Securities Act or the Québec Securities Act.

3.

TIW has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement.

4.

The execution, delivery and performance by TIW of this Agreement and the transactions contemplated hereby:

4.1

have been or will be, on or prior to Completion, duly authorised by all necessary corporate actions;

4.2

will not contravene the terms of its statutes and by-laws;

4.3

will not violate, conflict with or result in any breach or contravention of, any contractual obligation, or any consents, approvals, orders or authorisations referred to in paragraph 5 of this Schedule 3;

4.4

will not cause TIW to breach or constitute a default under, result in or give rise to a right of termination of, any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party or otherwise bound;

4.5

will not result in the creation of any Encumbrance over any of the TIW Shares, other than any Encumbrance created by the Sellers or their Affiliates;

4.6

will not result in any indebtedness of TIW or any of its Subsidiaries becoming due or capable of being declared due and payable prior to its stated maturity; and

4.7

will not violate any Law binding upon it.

5.

No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the transfer and delivery of the TIW Shares) by, or enforcement against TIW of this Agreement or the transactions contemplated hereby or any other related documents,, except such consents, approvals, authorisations or filings that have been obtained or made and except for those provided in Schedule 1 of this Agreement.

6.

The common shares of TIW are listed and posted for trading on the TSX and on Nasdaq and TIW is up to date with its filings, in all materials respects, on both exchanges, subject to the necessary filings with the TSX and Nasdaq to list the TIW Shares issued pursuant to the MobiFon Share Transfer.

7.

TIW will have been, for the four months preceding the Closing Date, a reporting issuer in the provinces of Ontario and Québec.

8.

The TSX has accepted for filing the notice of the issuance of the TIW Shares and has conditionally approved the listing of such shares, subject to customary conditions and not subject to any requirement that shareholder approval be obtained.

9.

The Transactions contemplated by this Agreement are exempt from sections 5.5 (formal valuation) and 5.7 (minority approval) of Ontario Securities Commission Rule 61 501 (''Rule 61 501'') pursuant to Rule 61 501, sections 5.6(2) and 5.8(2), respectively, and are exempt from sections 5.5 (formal valuation) and 5.7 (minority approval) of AMFQ Policy Statement Q 27 (''Policy Q 27'') pursuant to Policy Q27, sections 5.6(2) and 5.8(2), respectively.

10.

TIW is a "foreign issuer" within the meaning of Regulation S of the 1933 Act and a ''foreign private issuer'' under Rule 405 of the 1933 Act and currently intends to continue to conduct its operations so as to maintain its status as a foreign private issuer and agrees to notify the Sellers as soon as practicable if it becomes a "domestic issuer", as that term is defined in Regulation S.

11.

Subject to the truth and accuracy of the Sellers' warranties set forth in Schedule 4 hereof and subject to the restrictions on transfer imposed by Clause 8.5, the TIW Shares will be freely tradable on the TSX through an appropriately registered dealer in Canada, provided that the trade is not a ''control block distribution'' as defined in Multilateral Instrument 45-102 - Resale of Securities.

12.

Subject to the truth and accuracy of the warranties of the Sellers and the Deraso Shareholders set forth in Schedule 4 hereof, the offer, sale and issuance by TIW of the TIW Shares pursuant to this Agreement is exempt from the registration requirements of the 1933 Act and is either exempt from, or not subject to, the prospectus requirements of the Ontario Securities Act and, subject to the AMFQ not objecting to the information filed by TIW under Section 12 of the Quebec Act, is exempt from  prospectus requirements of the Quebec Act. None of TIW, its Affiliates or any person acting on its or their behalf (i) has offered or will offer to sell any of the TIW Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act or (ii) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security which is or will be integrated with the sale of the TIW Shares to the Sellers in a manner that would require registration under the 1933 Act in connection with the offer, sale and delivery of the TIW Shares to the Sellers as contemplated by this Agreement.

13.

Subject to the truth and accuracy of the Sellers' warranties set forth in Schedule 4 hereof, neither TIW nor any of its Affiliates, nor any person acting on behalf of any of them, has engaged or will engage in any ''directed selling efforts'' with respect to the sale of the TIW Shares; each of TIW and its Affiliates, and any person acting on its or their behalf, has complied and will comply with any ''offering restrictions'' required by Regulation S in connection with such offer and sale of the TIW Shares; and neither TIW nor any of its Affiliates or any person acting on behalf of any of them has taken or will take any action, directly or indirectly, that in and of itself would cause the offer and sale of the TIW Shares to the Sellers on the terms herein to fail to be exempt from the registration requirements of the 1933 Act.

14.

This Agreement constitutes the legal, valid and binding obligations of TIW, enforceable against TIW in accordance with its terms (assuming due execution and delivery by the Sellers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

15.

TIW is entitled to issue the TIW Shares and to transfer the full legal and beneficial ownership of the TIW Shares under the terms of this Agreement free from any Encumbrance, other than those created by the Sellers and their Affiliates, as the case may be, and those transfer restrictions created by Clause 8.5, and when issued, the TIW Shares will be fully paid, non-assessable common shares of TIW.

16.

The Accounts have been properly prepared in accordance with Canadian GAAP and reconciled to US GAAP and show a true and fair view of the financial position, assets and liabilities (whether actual or contingent) of TIW as at the Accounts Date and of the profits and losses of TIW for the financial year ended on the Accounts Date.

17.

The Management Accounts, a true and complete copy of which has been delivered to the Sellers, fairly present in all material respects the assets and liabilities, profits and losses of TIW for the period to which they relate and have been prepared on a basis consistent with the Accounts.

18.

Each of the following documents filed by TIW under the Securities Laws complied in all material respects with the requirements of such Securities Laws as of their respective filing dates, and the information contained therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:

18.1

TIW's Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

18.2

TIW's Operating and Financial Review and Prospect at December 31, 2003;

18.3

TIW's Audited Consolidated Annual Financial Statements as at and for the fiscal year ended December 31, 2003;

18.4

TIW's Unaudited Consolidated Interim Financial Statements as at and for the fiscal quarter ended March 31, 2004;

18.5

TIW's Notice of Annual Meeting of Shareholders and Management Proxy Circular dated March 26, 2004.

19.

TIW is not and, after giving effect to the MobiFon Share Transfer will not be, required to register as an ''investment company'' as such term is defined in the United States Investment Company Act of 1940, as amended.

20.

TIW was not a passive foreign investment company for the taxable year ended December 31, 2003 and expects to conduct its affairs in such a manner so that it will not meet the criteria to be considered a passive foreign investment company for the taxable year of 2004.

21.

Subject to the continuing truth and accuracy of the warranties of the Sellers and the Deraso Shareholders set forth in Schedule 4 hereof and no change in applicable law or regulations (or interpretation thereof by the SEC) after the date hereof, (a) upon consummation of the sale and delivery of the TIW Shares in the manner contemplated by this Agreement, the TIW Shares will not be ''restricted securities'' as defined under Rule 144 under the 1933 Act; and (b) after the 40th day occurring after Completion such TIW Shares will not be subject to any restrictions upon transfer under Regulation S or Rule 144, it being understood, however, that (1) any TIW Shares held by J.P. Morgan Partners (BHCA), L.P. would be subject to the registration requirement under the Securities Act or an exemption therefrom and the provisions of Rule 144 under the 1933 Act, (2) the warranty in this clause 2 does not apply to any TIW Shares during such time as such TIW Shares are held by an ''affiliate'' of TIW within the meaning of the 1933 Act; and (3) as to the warranty in this clause 2 relating to Rule 144, the applicable conditions set forth in sections (b), (c), (d) and (e) of Rule 144 must be met at the time of resale.

Part B

Warranties of MobiFon Holdings and TIW:

1.

MobiFon Holdings is a limited company duly formed and validly existing under the laws of the Netherlands.

2.

MobiFon Holdings has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

3.

The execution, delivery and performance by MobiFon Holdings of this Agreement and the transactions contemplated hereby:

3.1

have been or will be, on or prior to Completion, duly authorised by all necessary corporate actions;

3.2

will not contravene the terms of its constitutional documents;

3.3

will not violate, conflict with or result in any breach or contravention of, result in or give rise to a  right of termination of any contractual obligation, or any consents, approvals, orders or authorisations applicable to it;

3.4

will not cause MobiFon Holdings to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party or otherwise bound;

3.5

will not result in any indebtedness of MobiFon Holdings or any of its Subsidiaries becoming due or capable of being declared due and payable prior to its stated maturity; and

3.6

will not violate any Law binding upon it.

4.

No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against MobiFon Holdings of this Agreement or the transactions contemplated hereby or any other related documents, except such consents, approvals, authorisations or filings that have been obtained or made, or are listed in Schedule 1 of this Agreement.

5.

This Agreement constitutes the legal, valid and binding obligations of MobiFon Holdings, enforceable against MobiFon Holdings in accordance with its terms (assuming due execution and delivery by the Sellers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

SCHEDULE 4

1Warranties of the Sellers and Deraso Shareholders

Part A

Warranties of Sellers

1.

each Seller:

1.1

is duly formed and validly existing as a corporate entity formed under the laws set forth beside its name in Schedule 4, Part C hereof;

1.2

has the power and authority to execute, deliver and perform its obligations under this Agreement;

1.3

as at the date of this Agreement, is the registered and beneficial owner of the MobiFon Shares set forth beside its name in Schedule 4, Part C and is entitled to sell and transfer such MobiFon Shares and the full legal and beneficial ownership of such MobiFon Shares on the terms of this Agreement free from any Encumbrance, other than those created under or pursuant to the Loan Agreements and the Contract of Association and statutes, and no consent of any third party is required in relation to the transfer except: (i) consent of Vodafone and MobiFon Holdings under Section 4.1.4 of the Contract of Association; and (ii) acquiescence of the Senior Lenders pertaining to the access to share certificates representing such MobiFon Shares.

2.

the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby:

2.1

have been or will be, on or prior to Completion, duly authorised by all necessary corporate action;

2.2

will not contravene the terms of its constituting documents;

2.3

will not cause it to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party to by which it is bound; and

2.4

will not violate any Law binding upon it.

3.

no approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against each Seller of this Agreement or the transactions (including, without limitation, the transfer and delivery of the MobiFon Shares) contemplated hereby and thereby or any other related documents, except in relation to the ROFR Rights and except such consents, approvals, authorisations or filings that have been obtained or made, or are listed in Schedule 1 of this Agreement.

4.

This Agreement constitutes the legal, valid and binding obligations of each Seller, enforceable against it in accordance with its terms (assuming due execution and delivery by TIW) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

5.

Each Seller, ROMGSM and Kurisa acknowledges that the TIW Shares have not been registered under the 1933 Act or the securities laws of any state of the United States and may not be offered or sold, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person (as defined in Rule 902(k) of Regulation S promulgated under the 1933 Act) unless registered under the 1933 Act or an exemption from such registration requirements (including, without limitation, Regulation S) is available, and in any event in compliance with applicable state securities or "blue sky" laws.

6.

Each Seller, ROMGSM and Kurisa represents that it is acquiring such securities for its own account for investment and not with a view to distribution in violation of the 1933 Act.

7.

Each Seller is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the 1933 Act.  By reason of each Seller's financial experience, sophistication and knowledge, each Seller is capable of evaluating the risks and merits of the investment made pursuant to this Agreement and can bear the economic risks of its investment.  Each Seller acknowledges that it has been afforded (i) access to information about TIW and its Subsidiaries and associates and their financial condition, operations, business, property, management and prospects sufficient to enable it to evaluate its investment in the TIW Shares and (ii) the opportunity to ask questions as it deems necessary of, and to receive answers from, representatives of TIW concerning the terms and conditions of the exchange of the MobiFon Shares for TIW Shares and the merits and risks of investing in the TIW Shares.

8.

Each Seller, ROMGSM and Kurisa is not a "U.S. person" as defined in Rule 902(k) of Regulation S promulgated under the 1933 Act.

9.

Each Seller, ROMGSM and Kurisa agrees that it has not offered or sold and will not for 40 days after the Closing Date offer or sell any TIW Shares to any US Person or for the account or benefit of a US Person.

10.

Subject to the truth and accuracy of the warranties of TIW set forth in Schedule 4 hereof, each Seller warrants that neither it nor any of its Affiliates, nor any person acting on behalf of any of them has engaged or will engage in any ''directed selling efforts'' with respect to the TIW Shares; each Seller and its Affiliates and any person acting on its or their behalf has complied and will comply with any ''offering restrictions'' required by Regulation S.

11.

Deraso warrants that it is the successor of ROMGSM Holdings Limited's obligations under the Exit Deed and Tag-Along Agreement.

12.

Each of ROMGSM and Kurisa agrees that it shall not cause a distribution of or otherwise transfer TIW Shares to the Deraso Shareholders for 40 days after the Completion Date unless TIW and ROMGSM and Kurisa otherwise agree in accordance with applicable law so as to preserve the exemption from registration afforded by Regulation S.

13.

Each Seller, ROMGSM and Kurisa warrants that it has not participated at any time from February 2, 2004 and it shall not participate through the earlier of Completion and termination of this Agreement, in any Prohibited Share Transaction.

14.

Each Seller, ROMGSM and Kurisa agrees that it shall not enter into any hedging transactions with respect to the TIW Shares for 40 days after Completion and otherwise than in compliance with the Securities Act and the terms of this Agreement.

Part B

Warranties of Deraso Shareholders

1.

each Deraso Shareholder:

1.1

is duly formed and validly existing as a corporate or partnership entity formed under the laws set forth beside its name in Schedule 4 Part C hereof;

1.2

has the power and authority to execute, deliver and perform its obligations under this Agreement;

2.

the execution, delivery and performance by each Deraso Shareholder of this Agreement and the transactions contemplated hereby:

2.1

have been or will be, on or prior to Completion, duly authorised by all necessary corporate or partnership action, as applicable;

2.2

will not contravene the terms of its constituting documents;

2.3

will not cause it to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party or otherwise bound; and

2.4

will not violate any Law binding upon it.

3.

no approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against each Deraso Shareholder of this Agreement or the transactions contemplated hereby and thereby or any other related documents.

4.

This Agreement constitutes the legal, valid and binding obligations of each Deraso Shareholder, enforceable against it in accordance with its terms (assuming due execution and delivery by TIW) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

5.

Each Deraso Shareholder warrants that it has not participated at any time from February 2, 2004 and it shall not participate through the earlier of and termination of this Agreement and the Completion Date, in any Prohibited Share Transaction.

6.

Each Deraso Shareholder is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the 1933 Act.

PART C
Section I

Sellers and	Laws of	MobiFon	MobiFon	MobiFon	Cash to be
Deraso	Incorporation	Shares held	Shares	Shares	received at
Shareholder		directly	subject to	subject to	Completion
			Clause 2.2.1	Clause 2.2.2

Deraso	The	27,376,22	4,080,986	23,295,234	US$35,566,7
Holdings B.V.	Netherlands	0			72

Devaynes	Cyprus	999,195	-	999,195	US$0
Holdings
Limited

Upson	Cyprus	524,578	52,458	472,120	US$457,184
Enterprises
Limited

Emporiki	Cyprus	488,485	69,866	418,619	US$608,899
Venture
Capital
Emerging
Markets
Limited

Section II

	Laws of	Direct and indirect %
	Incorporation	ownership in Deraso

Advent Central & Eastern Europe II Limited Partnership	Delaware, USA	5.93170%

Advent Central & Eastern IIA Limited Partnership	Delaware, USA	1.29670%

Advent PGGM Global Limited Partnership	Delaware, USA	1.94430%

Advent Central & Eastern Europe II-L Limited	Delaware, USA	1.94430%
Partnership

Advent Partners Limited Partnership	Delaware, USA	0.14120%

Advent Central & Partners Europe IIB Limited	Delaware, USA	0.64770%
Partnership
GE Capital Equity Investments Limited	Cayman Islands	5.88230%

Limpart Holdings Limited	Cayman Islands	6.91760%

Bancroft Romania L.P	Delaware, USA	10.58830%

Emporiki Venture Capital Emerging Markets Limited	Cyprus	1.76470%

J.P. Morgan Partners (BHCA), L.P.	Delaware, USA	28.23530%

Baring Communications Equity Limited	Guernsey	7.05880%

Baring Communications Equity (Emerging Europe) Ltd.	Guernsey	7.64700%

Apax PP Nominees Limited A/C UK VI (as nominee for	United Kingdom	20.00000%

each of Apax UK VI-A, L.P., Apax UK VI-B, L.P.,
Apax UK VI-C, L.P., Apax UK VI-D, L.P. and Apax
UK VI-E, L.P.)

Apax UK VI-A, L.P. (through its nominee, Apax PP	Delaware, USA	9.23373%
Nominees Limited A/C VI)

Apax UK VI-B, L.P.(through its nominee, Apax PP	United Kingdom	5.42785%
Nominees Limited A/C VI)
Apax UK VI-C, L.P. (through its nominee, Apax PP	Delaware, USA	2.01468%
Nominees Limited A/C VI)

Apax UK VI-D, L.P. (through its nominee, Apax PP	United Kingdom	3.25670%
Nominees Limited A/C VI)

Apax UK VI-E, L.P. (through its nominee, Apax PP	United Kingdom	0.06704%
Nominees Limited A/C VI)

ROMGSM Holdings Limited	Jersey	100%

Kurisa Holdings N.V.	The Netherlands	100%

SCHEDULE 5

Details of TIW

Country of incorporation

Canada

Company registration number

329350-5

Date of incorporation

9 September 1996

Registered office

1250 René Lévesque West, 38th floor Montréal, Québec, Canada H3B 4Y8

Authorised share capital

Unlimited number of common shares without par value and unlimited number of preferred shares without par value, issuable in series

Total number of common shares outstanding

168,284,679 common shares as of November 4, 2004

Total number of options on common shares outstanding

5,248,872 options, of which 645,612 are exercisable and 1,052,158 restricted share units, as of November 4, 2004

Nominal value of 7% Equity Subordinated Debentures due December 2006 outstanding

Cdn$1,236,500 in principal amount of debentures which will become convertible at maturity at the option of the holders into 59,162 common shares

Existing rights to register common shares of TIW granted by TIW to existing shareholders, other than pursuant to Exit Deeds

  Amended and Restated Registration Rights Agreement, dated as of 6 May 2004, between, amongst others, Telesystem Ltd., 9111-1369 Quebec Inc., Caisse de depot et placement du Quebec, certain funds advised by Emerging Markets Partnership (Europe) Limited, certain affiliates of JP Morgan Partners LLC, U.F. Investment (Barbados) Ltd. and Telesystem International Wireless Inc., and certain affiliates

  Share Purchase Agreement dated as of 4 March 2004 among Highfields Capital 1 LP, Highfields Capital II LP, Highfields Capital III LP, Perry Partners, L.P., Perry Partners International Inc and Telesystem International Wireless Inc.

  Restated and Amended Unanimous Shareholders' Agreement of TIW Czech N.V. dated as of May 2001

  Share Transfer Agreement dated 23 July 2004 among, inter alia, TIW and Deraso Holdings B.V.

Existing contractual lock-up periods on common shares of TIW

  Contractual lock-up in favour of TIW on 10,874,731 TIW common shares acquired in a transaction pursuant to a share exchange agreement dated 4 March 2004 among, inter alia, Highfields Capital 1 LP, Highfields Capital II LP, Highfields Capital III LP, Perry Partners, L.P., Perry Partners International Inc. -- Until 26 September 2004, 26 December 2004 and 26 March 2005 as to 25%, 25% and 50% of the shares held by such holders.

  Contractual lock-up in favour of TIW on 28,358,499 TIW common shares acquired in a transaction pursuant to a share transfer agreement dated 23 July 2004 among, inter alia, TIW and Deraso Holdings B.V. and certain other direct holders - until 15 December 2004, 15 March 2005, 15 June 2005 and 15 September 2005 as to 16.6%, 16.7%, 16.7% and 50% of the shares held by such holders.

Directors

Jacques A Drouin Bruno Ducharme Kent C. Jespersen François Laurin Michael R. Hannon Jonathan Charles Carter-Meggs Christian Salbaing Thierry Baudon

Executive Officers

Bruno Ducharme Al Tolstoy André Gauthier JJ Jackson Jacques P. Langevin Margriet Zwarts

SCHEDULE 6

Waiver by Major Shareholders under Registration Rights Agreement